   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 22, 1999

                                                         REGISTRATION NO.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                              THE DIAL CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                     DELAWARE                                           51-0374887
          (STATE OR OTHER JURISDICTION OF                            (I.R.S. EMPLOYER
          INCORPORATION OR ORGANIZATION)                            IDENTIFICATION NO.)

                           15501 NORTH DIAL BOULEVARD
                           SCOTTSDALE, AZ 85260-1619
                                 (480) 754-3425
              (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
       INCLUDING AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                            ------------------------
                                 MALCOLM JOZOFF
               CHAIRMAN OF THE BOARD OF DIRECTORS, PRESIDENT AND
                            CHIEF EXECUTIVE OFFICER
                              THE DIAL CORPORATION
                           15501 NORTH DIAL BOULEVARD
                           SCOTTSDALE, AZ 85260-1619
                                 (480) 754-3425
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------
    COPIES OF ALL COMMUNICATIONS, INCLUDING COMMUNICATIONS SENT TO AGENT FOR
                          SERVICE, SHOULD BE SENT TO:

                JANE E. OWENS, ESQ.                               STEVEN D. PIDGEON, ESQ.
     SENIOR VICE PRESIDENT AND GENERAL COUNSEL                     SNELL & WILMER L.L.P.
               THE DIAL CORPORATION                                 ONE ARIZONA CENTER
            15501 NORTH DIAL BOULEVARD                            PHOENIX, AZ 85004-0001
             SCOTTSDALE, AZ 85260-1619                                (602) 382-6252
                  (480) 754-3425

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.
                            ------------------------
    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------
                                                                          PROPOSED MAXIMUM
          TITLE OF EACH CLASS OF                   AMOUNT TO             AGGREGATE OFFERING            AMOUNT OF
       SECURITIES TO BE REGISTERED               BE REGISTERED              PRICE(1)(2)           REGISTRATION FEE(3)
------------------------------------------------------------------------------------------------------------------------
Debt Securities...........................        $200,000,000              $200,000,000                $52,800
------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value..............            (4)                        --                        --
------------------------------------------------------------------------------------------------------------------------
Total.....................................        $200,000,000              $200,000,000                $52,800
------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------

(1) In U.S. dollars or the equivalent thereof in foreign currencies, composite currencies or currency units.

(2) Exclusive of accrued interest and distributions, if any.

(3) Calculated pursuant to Rule 457.

(4) Also includes an indeterminate number of shares of common stock that may be issued upon conversion of or exchange for debt securities.
                            ------------------------
    Pursuant to Rule 429 under the Securities Act of 1933, this Registration Statement contains a combined prospectus relating to the $200,000,000 principal amount of securities registered hereby and $300,000,000 principal amount of securities registered on March 5, 1998 pursuant to Registration Statement No. 333-47355, of which $100,000,000 remains available for issuance thereunder. A filing fee of $88,500 was paid in connection with Registration Statement No. 333-47355, of which $29,500 was attributable to the $100,000,000 in securities that remain subject to such Registration Statement.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 Subject to completion, dated December 22, 1999

PROSPECTUS

                                  $300,000,000

                            [DIAL CORPORATION LOGO]

                                DEBT SECURITIES

                           -------------------------

     We are a consumer products company that markets our products primarily under such well-known household brand names as Dial(R) soaps, Purex(R) detergents, Renuzit(R) air fresheners and Armour(R) canned meats. We also market specialty personal care products under the brand names Freeman(R), Sarah Michaels(R) and Nature's Accents(R).

                           -------------------------

     We will provide the specific terms of debt securities we offer in supplements to this prospectus. You should read this prospectus and the accompanying prospectus supplement carefully before you invest.

     WE URGE YOU TO CAREFULLY READ THE "RISK FACTORS" SECTION BEGINNING ON PAGE 1 BEFORE MAKING AN INVESTMENT IN OUR DEBT SECURITIES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

               The date of this prospectus is December 22, 1999.

THE INFORMATION CONTAINED IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE SUBJECT TO AMENDMENT. WE CANNOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
The Dial Corporation........................................    1
Risk Factors................................................    1
Special Note of Caution Regarding Forward-looking
  Statements................................................    5
Use of Proceeds.............................................    5
Ratio of Earnings to Fixed Charges..........................    5
Description of Debt Securities..............................    6
Plan of Distribution........................................   22
Where You Can Find More Information.........................   23
Legal Matters...............................................   25
Experts.....................................................   25

                              THE DIAL CORPORATION

     We manufacture and sell consumer products. We market our products primarily under such well-known household brand names as Dial(R) soaps, Purex(R) detergents, Renuzit(R) air fresheners and Armour(R) canned meats. We also market specialty personal care products under the brand names Freeman(R), Sarah Michaels(R) and Nature's Accents(R). We believe that our brand names have contributed to our products achieving leading market positions.

     We were incorporated in the State of Delaware on June 3, 1996. Our corporate headquarters and principal executive offices are located at 15501 North Dial Boulevard, Scottsdale, Arizona 85260-1619, telephone number (480) 754-3425.

                                  RISK FACTORS

     You should carefully consider the following risk factors and other information in this Prospectus before investing in our debt securities.

- WE FACE INTENSE COMPETITION IN A MATURE INDUSTRY THAT MAY REQUIRE US TO INCREASE EXPENDITURES AND LOWER PROFIT MARGINS TO PRESERVE OR MAINTAIN OUR MARKET SHARE.

     Currently, we depend primarily on sales generated in U.S. markets (89% of sales in 1998). U.S. markets for consumer products are mature and characterized by high household penetration, particularly with respect to our most significant product categories, including detergents and bar soaps. We may not be able to succeed in implementing our strategies to increase domestic revenues. Our unit sales growth in domestic markets will depend on increasing usage by consumers, product innovation and capturing market share from competitors.

     The consumer products industry, particularly the detergent, personal care and air freshener categories, is intensely competitive. To protect our existing market share or to capture increased market share, we may need to increase expenditures for promotions and advertising and to introduce and establish new products. Additional expenditures could lower our profit margins. Moreover, these additional measures and increased expenditures may not prove successful in maintaining or enhancing our market share. Many of our competitors are large companies, including The Procter & Gamble Company, Lever Brothers Co., Colgate-Palmolive Company, and S.C. Johnson & Son, Inc., that have greater financial resources than us. They could outspend us in an attempt to take market share from us.

- PRICE-CUTTING MEASURES IN RESPONSE TO COMPETITIVE PRESSURES COULD RESULT IN DECREASED PROFIT MARGINS.

     Consumer products, particularly those that are value-priced, are subject to significant price competition. From time to time, we may need to reduce the prices for some of our products to respond to competitive and consumer pressures and to maintain market share. If our sales volumes fail to grow sufficiently to offset any reduction in margins, our results of operations would be materially adversely effected.

- OUR INABILITY TO PROVIDE PRICE CONCESSIONS OR TRADE TERMS THAT ARE ACCEPTABLE TO OUR TRADE CUSTOMERS COULD ADVERSELY AFFECT OUR SALES AND PROFITABILITY.

     Because of the competitive environment facing retailers, we face pricing pressure from these customers. Many of our trade customers, particularly our high-volume retail store customers, have increasingly sought to reduce inventory levels and obtain pricing concessions or better trade terms. If we are unable to maintain price or trade terms that are acceptable to our trade customers, they could increase product purchases from our competitors, which would adversely affect our sales and profitability. Our performance is also dependent upon the general health of the retail environment and could be materially affected by changes affecting retailing and by the financial difficulties of retailers.

- LOSS OF ONE OF OUR PRINCIPAL CUSTOMERS COULD SIGNIFICANTLY DECREASE OUR SALES AND PROFITABILITY.

     Our top ten customers accounted for 40% of net sales in 1998. Wal-Mart was our largest customer, accounting for 17% of net sales in 1998. The loss of or a substantial decrease in the volume of purchases by Wal-Mart or any of the our other top customers could have a material adverse effect on sales and profitability.

- PRICE INCREASES IN CERTAIN RAW MATERIALS COULD ADVERSELY AFFECT OUR PROFIT MARGINS.

     Rapid increases in the prices of certain raw materials could materially impact our profit margins. For example, tallow (a key ingredient in Dial bar soaps) has experienced price fluctuations within the range of $0.15 and $0.28 per pound from January 1, 1995 to December 31, 1998. Recently, the price of tallow has been trading at the lower end of this historical range. If prices were to increase, we may not be able to increase the prices of our Dial bar soaps to offset these increases as readily as many competitors, which tend to use less tallow in their products. In addition, we depend on a single supplier for Triclosan, the antibacterial agent that is the active ingredient used in Liquid Dial products. Although we have an adequate supply of Triclosan for our current and foreseeable needs, a significant disruption in this supply could have a short-term material adverse impact on our financial results.

- OUR INTERNATIONAL EXPANSION EFFORTS MAY PROVE UNSUCCESSFUL.

     In 1998, 89% of our sales were generated in U.S. markets. To reduce our dependence on domestic revenues, we have adopted a strategy to further penetrate international markets. However, there can be no assurance that we will succeed in increasing our international business in a profitable manner. In implementing this strategy, we face barriers to entry and the risk of competition from local and other companies that already have established global businesses, risks generally associated with conducting business internationally, including exposure to currency fluctuations, limitations on foreign investment, import/export controls, nationalization, unstable governments and legal systems and the additional expense and risks inherent in operating in geographically and culturally diverse locations. Because we plan to develop our international business through acquisitions as well as joint ventures, co-packaging arrangements and/or other alliances, we may also be subject to risks associated with such arrangements, including those relating to the marriage of different corporate cultures and shared decision-making. In addition, since our current international distribution capabilities are extremely limited, we will also need to acquire a distribution network or enter into alliances with existing distributors before we can effectively conduct operations in new markets.

- THE FDA COULD IMPOSE STANDARDS THAT NEGATIVELY IMPACT OUR ABILITY TO MARKET SOME OF OUR PRODUCTS AS ANTIBACTERIAL.

     Since the 1970's, the Food and Drug Administration has regulated antibacterial soaps and hand washes under a proposed regulation. Although the proposed regulation has not been finalized, the FDA ultimately could set standards that result in limiting or even precluding soap manufacturers from using some current antibacterial ingredients or making antibacterial claims for some product forms, such as bar soap. Dial, which uses the antibacterial ingredient Triclosan in liquid Dial and Triclocarban in Dial bar soap, emphasizes the antibacterial properties of its soap products in its marketing campaigns and product labeling. Any final FDA regulation that limits or precludes this type of advertising could require Dial to develop new marketing campaigns, develop new products or utilize different antibacterial ingredients in its products, all of which could materially adversely effect our business.

- WE COULD BECOME THE SUBJECT OF ADVERSE PUBLICITY OR PRODUCT RECALLS WHICH NEGATIVELY IMPACTS OUR OPERATIONS.

     Adverse publicity regarding our products could impact the sales of our products. Some news broadcasts by major U.S. television and radio networks have focused on the use of antibacterial agents to kill germs on various surfaces. Triclosan, the active ingredient in Liquid Dial, has also been a focus of these broadcasts. Although none of the broadcasts disputed that Triclosan kills germs on the skin, some third party experts did question whether it provides any additional protection beyond that provided by non-antibacterial soap products. Although we have test results that we believe prove that Triclosan provides consumers with additional protection in limiting exposure to bacteria-related diseases, there can be no assurance that our Triclosan products, or other products, will not be the subject of adverse publicity in the future.

     From time to time, consumer product companies, including Dial, have had to recall certain products for various reasons. The costs of recall or other related liabilities could materially lower our profit margins. Adverse publicity regarding any product recalls could also materially affect our sales.

     We share the use of the Armour trademark for food products with ConAgra Inc., the manufacturer of Armour-branded non-canned meat products. Accordingly, we face the added risk that consumer preferences and perceptions with respect to any of our Armour products may be influenced by adverse publicity affecting any of the Armour-branded products of ConAgra, Inc.

- WE MAY INCUR UNEXPECTED EXPENSES DUE TO ENVIRONMENTAL CONCERNS REGARDING A DETERGENT COMPOUND.

     Nonlyphenol ethoxylate is an ingredient used in our liquid and powder detergent products. Certain environmental and regulatory groups have raised concerns regarding the toxicity of compounds produced from nonlyphenol ethoxylate as it decomposes and the adverse impact on the reproductive health of certain aquatic animals exposed to those compounds. Although to our knowledge none of the studies undertaken on nonlyphenol ethoxylate has demonstrated a link between the compound and such effect in the environment or in human beings, there can be no assurance that subsequent studies will not in fact demonstrate such a link or demonstrate other adverse environmental consequences. Current government regulations do not impose any restrictions on the use of nonlyphenol ethoxylate, or impose any liability on any of the businesses that utilize nonlyphenol ethoxylate in the products they manufacture. We believe, however, that a number of governmental agencies in North America and Europe are discussing formal regulation of nonlyphenol ethoxylate in the environment. We are in the process of reformulating our detergents to eliminate this compound as an ingredient.

- WE MAY INCUR UNEXPECTED EXPENSES DUE TO ENVIRONMENTAL MATTERS.

     We are subject to a variety of environmental and health and safety laws in each jurisdiction in which we operate. These laws and regulations pertain to our present and past operations. Although we currently do not anticipate that the costs to comply with environmental laws and regulations will have a material adverse effect on our capital expenditures, earnings or competitive position, the emergence of unforeseen claims or liabilities or the imposition of increasingly stringent laws, regulations and enforcement policies could result in material, unreserved costs in the future. Since 1980, we have received notices or requests for information with respect to "Superfund" sites under the federal Comprehensive Environmental Response, Compensation and Liability Act, five of which are currently active. As of December 31, 1998, we have accrued in our financial statements approximately $3 million in reserves for expenses related to Superfund sites and the clean-up of closed plant sites. We believe our reserves are adequate, but these costs are difficult to predict with certainty.

- LOSS OF KEY MANAGERIAL PERSONNEL COULD NEGATIVELY IMPACT OUR OPERATIONS.

     Our operation requires managerial expertise. Of our key personnel, only the Chief Executive Officer has an employment contract with us. There can be no assurance that any of our key employees will remain in our employ. The loss of key personnel could have a material adverse effect on our operations.

- WE MAY MAKE ACQUISITIONS THAT PROVE UNSUCCESSFUL OR STRAIN OR DIVERT OUR RESOURCES.

     We recently acquired two consumer products companies, Freeman Cosmetic Corporation and Sarah Michaels, and formed a joint venture company with Henkel KGaA. In addition, the joint venture company formed with Henkel recently acquired the Custom Cleaner(R) home drycleaning business. We may acquire or make substantial investments in complementary businesses or products in the future. The Freeman, Sarah Michaels and Custom Cleaner acquisitions entailed, and any future acquisitions or investments would entail, various risks, including the difficulty of assimilating the operations and personnel of the acquired businesses or products, the potential disruption of our ongoing business and, generally, our potential inability to obtain the desired financial and strategic benefits from the acquisition or investment. These factors could have a material adverse effect on our financial results. Our future acquisitions and investments could also result in substantial cash expenditures, potentially dilutive issuances of equity securities, the incurrence of additional debt and contingent liabilities, and amortization expenses related to goodwill and other intangible assets, which could adversely affect our financial results and condition.

- WE COULD SUFFER YEAR 2000 COMPUTER PROBLEMS THAT COULD DISRUPT OUR OPERATIONS.

     We could be affected by failures of our business systems, as well as those of our suppliers and vendors, due to the year 2000 problem. Our date critical functions related to the year 2000 and beyond, such as sales, distribution, manufacturing, purchasing, inventory control, trade promotion management, planning and replenishment, facilities and financial systems, may be materially adversely affected unless these computer systems are or become year 2000 compliant. Based upon representations we have received from information technology vendors, we currently believe that our systems are in all material respects year 2000 compliant and will not pose significant operational problems. However, we are unable to assess with any certainty whether our third-party vendors, including vendors in international markets, will timely become year 2000 compliant. If all of our year 2000 issues are not properly identified and remediated, including with respect to our third-party and international vendors, our results of operations could be adversely affected.

                       SPECIAL NOTE OF CAUTION REGARDING
                           FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. When used in this prospectus, the words "anticipates," "intends," "plans," "believes," "estimates" and similar expressions are intended to identify forward-looking statements. These statements are based on management's beliefs, as well as on assumptions made by and information currently available to management, and involve various risks and uncertainties, certain of which are described under "Risk Factors" in this prospectus and certain of which are beyond our control. Our actual results could differ materially from those expressed in any forward-looking statements made by or on behalf of us. In light of these risks and uncertainties, there can be no assurance that the forward-looking information included or incorporated by reference in this prospectus will in fact transpire.

                                USE OF PROCEEDS

     We intend to use the proceeds from the sale of the debt securities for general corporate purposes, which may include capital expenditures, the repayment of indebtedness, the funding of working capital, acquisitions and stock repurchases. The use of proceeds from the sale of the debt securities will be set forth in a prospectus supplement relating to each offering of debt securities.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table shows our ratio of earnings to fixed charges for the periods indicated. For purposes of this ratio, earnings consist of earnings before income taxes plus fixed charges. Fixed charges consist of interest expense and the estimated interest portion of rent expense. Prior to August 15, 1996, we were a subsidiary of another public company, Viad Corp. Interest expense during that period was incurred primarily on advances from our former parent company that bore interest at the prime lending rate. The average balance of interest bearing advances from our former parent company prior to the spin-off were approximately $160 million, $240 million, and $163 million for 1996, 1995 and 1994, respectively.

                          NINE
                          MOS.
                          ENDED                        FISCAL YEAR ENDED
                         -------    -------------------------------------------------------
                         OCT. 2,    DEC. 31,    JAN. 3,    DEC. 28,    DEC. 30,    DEC. 31,
                          1999        1998       1998        1996        1995        1994
                         -------    --------    -------    --------    --------    --------
Ratio of earnings to
  fixed charges........    7.14       9.63       6.98        3.01(1)    (1)(2)       9.48

-------------------------

(1) Includes restructuring charges, asset write-downs and spin-off transaction costs of $60 million in 1996 and restructuring charges and asset write-downs of $156 million in 1995.
(2) In 1995, fixed charges exceeded earnings by approximately $47 million.

                         DESCRIPTION OF DEBT SECURITIES

     The following is a description of the general terms of debt securities that we may offer through this prospectus and related prospectus supplement. The particular terms of any debt securities offered (the "Offered Debt Securities") and the extent, if any, to which the general provisions described below will apply to the Offered Debt Securities will be described in the applicable prospectus supplement.

     The Offered Debt Securities are to be issued in one or more series under an Indenture that is currently between us and Norwest Bank Arizona, N.A., as Trustee. The Indenture provides that there may be more than one Trustee, each with respect to one or more series of the debt securities. The term "Trustee" means Norwest Bank Arizona, N.A. and, if at any time there is more than one Trustee acting under the Indenture, the Trustee with respect to the debt securities of any particular series shall mean the Trustee with respect to the debt securities of any particular series shall mean the Trustee with respect to the Offered Debt Securities of such series. The Indenture is an exhibit to the registration statement. The following summaries of provisions of the Indenture and the Offered Debt Securities do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the Indenture, including the definitions of terms therein and of those terms made a part thereof by the Trust Indenture Act of 1939. Wherever particular provisions or defined terms of the Indenture are referred to in this prospectus, they are incorporated herein by reference from the Indenture. Certain defined terms in the Indenture are capitalized in this prospectus.

                                    GENERAL

     The debt securities will be unsecured obligations. Unless otherwise stated in a prospectus supplement, the debt securities will rank on a parity in right of payment with all of our other unsecured and unsubordinated indebtedness. We may issue debt securities which are subordinated in right of payment, in the manner and to the extent described in the applicable prospectus supplement, to all existing and future Senior Indebtedness, as defined in the applicable prospectus supplement.

     The debt securities to be offered by this prospectus are limited to $300,000,000 in aggregate initial public offering price. The Indenture does not limit the amount of debt securities that may be issued and provides that debt securities may be issued from time to time in one or more series. All debt securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of any Holder, for issuances of additional debt securities of such series. The Indenture provides that there may be more than one Trustee thereunder, each with respect to one or more series of debt securities.

     We refer you to the prospectus supplement relating to the Offered Debt Securities for the following terms, where applicable, of the Offered Debt
Securities:

     - the title of the Offered Debt Securities or series of which they are a part;

     - the aggregate principal amount of the Offered Debt Securities and any limit on the aggregate principal amount of the Offered Debt Securities;

     - the Person to whom any interest on an Offered Debt Security of that series will be payable, if other than the Person in whose name that the Offered Debt Security is registered at the close of business on the Regular Record Date for such series;

     - the date or dates (or the method or methods, if any, by which such date or dates shall be determined) on which the principal of the Offered Debt Securities will be payable;

     - the price or prices (expressed as a percentage of the aggregate principal amount thereof) at which the Offered Debt Securities will be issued;

     - the rate or rates (which may be fixed, floating or adjustable), or the method of determination thereof, at which the Offered Debt Securities will bear interest, if any; the date or dates from which such interest will accrue; the Interest Payment Dates on which any such interest will be payable; the Regular Record Date for any such interest payable on any Interest Payment Date and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

     - the place or places where the principal of and any premium and interest on the Offered Debt Securities will be payable;

     - the period or periods within which, the price or prices at which, the currency or currencies, currency unit or composite currency in which, and the other terms and conditions upon which the Offered Debt Securities may be redeemed, in whole or in part, at our option;

     - our obligation, if any, to redeem, repay or purchase any of the Offered Debt Securities pursuant to any sinking fund or analogous provisions or at the option of a Holder thereof, and the period or periods within which, the price or prices at which and the terms and conditions on which any of the Offered Debt Securities will be redeemed, repaid or purchased, in whole or in part, pursuant to any such obligation;

     - the denominations in which the Offered Debt Securities will be issuable, if other than denominations of $1,000 and any integral multiple thereof;

     - if other than the currency of the United States of America, the currency, currencies, composite currencies or currency units in which the principal of or any premium or interest on the Offered Debt Securities will be payable (and the manner in which the equivalent of the principal amount thereof in the currency of the United States of America is to be determined for any purpose, including for the purpose of determining the principal amount deemed to be outstanding at any time);

     - if the amount of payments of principal of or any premium or interest on the Offered Debt Securities may be determined with reference to an index, pursuant to a formula or pursuant to other methods, the manner in which such amounts will be determined;

     - if the principal of or any premium or interest on the Offered Debt Securities is to be payable (at our election or the election of a Holder) in one or more currencies, composite currencies or currency units other than those in which the Offered Debt Securities are stated to be payable, the currency, currencies or currency units in which payment of any such amount as to which such election is made will be payable, and the periods within which and the terms and conditions upon which such election is to be made;

     - if other than the principal amount thereof, the portion of the principal amount of the Offered Debt Securities which will be payable upon declaration of acceleration of the Maturity thereof pursuant to the Indenture or, if applicable, the portion of the principal amount of Offered Debt Securities that is convertible into or exchangeable for our common stock or other securities or the method by which such portion will be determined;

     - if applicable, any terms subjecting the Offered Debt Securities to defeasance or covenant defeasance different from the provisions in the Indenture and any limitations on application of the terms of the Indenture described below under "Satisfaction, Discharge and Defeasance;"

     - if applicable, any terms governing conversion or exchangeability of the Offered Debt Securities into or for our common stock or other securities and the terms and conditions upon which such conversion or exchange will be effected;

     - any terms regarding the issuance of any Offered Debt Securities of the series, in whole or in part, in book-entry form and, if applicable, the depositary for such book-entry securities and the circumstances, if any, in addition to the circumstances, if applicable, described below under "Book-Entry Debt Securities," under which any such book-entry debt securities may be registered in the name of a Person other than such depositary or its nominee;

     - provisions, if any, granting special rights to the Holders of the Offered Debt Securities upon the occurrence of such events as may be specified;

     - any addition to, or modification or deletion of, any Events of Default or covenants provided for with respect to the Offered Debt Securities;

     - the terms, if any, pursuant to which the Offered Debt Securities will be made subordinate and subject in right of payment to the prior payment in full of all of our Senior Indebtedness; and the definition of any such Senior Indebtedness;

     - the application, if any, of judgments in respect of any specified currency, to the Offered Debt Securities;

     - whether the payment of principal, premium and interest, if any, and other amounts due under the Indenture, and performance of our other obligations under the Indenture, will be guaranteed by one or more guarantors, including any of our subsidiaries; and

     - any other terms of the Offered Debt Securities not inconsistent with the provisions of the Indenture.

     Unless otherwise indicated in the prospectus supplement relating to Offered Debt Securities, the principal of, premium, if any, or interest on the debt securities will be payable, and the debt securities will be exchangeable and transfers thereof will be registrable, at the principal office of the Trustee, provided that, at our option, payment of interest may be made by check mailed to the address of the Person entitled thereto as it appears in the Security Register or by wire transfer to an account maintained by the payee located in the United States. Any payment of principal, premium or interest required to be made on a date which is not a Business Day may be made on the next succeeding Business Day with the same force and effect as if made on the applicable date.

     All monies paid by us to the Trustee for the payment of principal of (and premium, if any or interest, if any, on) any debt security that remains unclaimed by the Holder of such debt security at the end of two years after such principal, premium or interest shall become due and payable will be repaid by the Trustee to us on demand, and such Holder will thereafter look only to us for payment thereof.

     Unless otherwise indicated in the prospectus supplement relating to Offered Debt Securities, the debt securities will be issued only in fully registered form, without coupons, in denominations of $1,000 or any integral multiple thereof. No service charge will be made for any transfer or exchange of the debt securities, but we may, subject to certain exceptions, require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

     Debt securities may be issued under the Indenture as Original Issue Discount Securities (as defined below) to be offered and sold at a substantial discount from their stated principal amount. In addition, under Treasury Regulations it is possible that debt securities which are offered and sold at their stated principal amount would, under certain circumstances, be treated as issued at an original issue discount for Federal income tax purposes. Federal income tax consequences and other special considerations applicable to any such Original Issue Discount Securities (or other debt securities treated as issued at an original issue discount) will be described in the prospectus supplement relating thereto. "Original Issue Discount Security" means a security, including any security that does not provide for the payment of interest prior to Maturity, which is issued at a price lower than the principal amount thereof and which provides that upon redemption or acceleration of the Stated Maturity thereof an amount less than the principal amount thereof shall become due and payable. Any special United States tax considerations applicable to any debt securities which are denominated in any currencies, currency units or composite currencies other than United States dollars will be described in the applicable prospectus supplement.

     The Indenture does not contain any provisions which may afford the Holders of debt securities of any series protection in the event of a highly leveraged transaction or other transaction which may occur in connection with a takeover attempt resulting in a decline in the credit rating of the debt securities. Any such provisions, if applicable to the debt securities of any series, will be described in the prospectus supplement or prospectus supplements relating thereto.

                               EVENTS OF DEFAULT

     Unless otherwise specified in the prospectus supplement, the following are the Events of Default under the Indenture with respect to debt securities of any series:

     - failure to pay principal of or premium, if any, on any debt security of that series when due;

     - failure to pay any interest on any debt security of that series when due, continued for 30 days;

     - failure to deposit any sinking fund payment, when due, in respect of any debt security of that series;

     - failure to perform or breach of any of our other covenants in the Indenture (other than a covenant included in the Indenture solely for the benefit of a series of debt securities other than that series), continued for 60 days after written notice by the Trustee or Holders of at least 25% of the principal amount of the Outstanding Debt Securities of that series (as provided in the Indenture);

     - certain events in bankruptcy, insolvency or reorganization involving us or a Significant Subsidiary (as defined in Regulation S-X under the Securities Act of 1933);

     - default under any bond, debenture, note, mortgage, indenture or other instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed for which we or a Significant Subsidiary is directly responsible or liable as obligor or guarantor, having an aggregate principal amount outstanding of at least $50,000,000, whether such indebtedness exists on the date of the Indenture or shall thereafter be created, which default shall have resulted in such indebtedness being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness being discharged or such acceleration having been rescinded or annulled; and

     - any other Event of Default provided with respect to debt securities of that series. Unless otherwise specified herein or in the prospectus supplement, no Event of Default with respect to a particular series of debt securities issued under the Indenture necessarily constitutes an Event of Default with respect to any other series of debt securities issued thereunder.

     If an Event of Default with respect to Outstanding Debt Securities of any series shall occur and be continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of that series may declare the principal amount or, if the debt securities of that series are Original Issue Discount Securities or Indexed Securities, such portion of the principal amount as may be specified in the terms of that series, of all the debt securities of that series to be due and payable immediately by written notice to us and to the Trustee, if given by the Holders. If an Event of Default described above with respect to the debt securities of any series at the time outstanding shall occur, the principal amount of all the debt securities of that series or, in the case of any such Original Issue Discount Security or other debt security, such specified amount will automatically, and without any action by the Trustee or any Holder, become immediately due and payable. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree based on acceleration has been obtained, the Holders of a majority in principal amount of the Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul the acceleration by written notice, except a default in the payment of principal, premium or interest and certain covenants and provisions of the Indenture, which cannot be amended without the consent of the Holder of each outstanding debt security of such series affected.

     We refer you to the prospectus supplement relating to each series of Offered Debt Securities which are Original Issue Discount Securities for the particular provisions relating to acceleration of the Maturity of a portion of the principal amount of such Original Issue Discount Securities upon the occurrence and continuation of an Event of Default.

     The Trustee shall, within 90 days after the occurrence of a default with respect to debt securities of any series, give all Holders of debt securities of such series then outstanding notice of all uncured defaults known to it, provided that, except in the case of a default in the payment of principal of (or any premium or interest on) any debt security of any series, or in the payment of any sinking fund installment with respect to debt securities of any series, the Trustee shall be protected in withholding such notice if it, in good faith, determines that the withholding of such notice is in the interest of all Holders of debt securities of such series then outstanding.

     The Indenture provides that the Trustee will be under no obligation (subject to the duty of the Trustee during a default to act with the required standard of care) to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders of the debt securities of any series, unless such Holders shall have offered to the Trustee reasonable security or indemnity against costs, expense and liabilities which might be incurred by it in compliance with such request. Subject to such provisions for indemnification of the Trustee, the Holders of a majority in principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the debt securities of that series.

     Under the Indenture, we will be required to furnish to the Trustee annually a statement by certain of our officers to the effect that, to the best of their knowledge, we are not in default in the fulfillment of any of our obligations under the Indenture or, if there has been a default in the fulfillment of any such obligation, specifying such default.

     No Holder of any debt securities of any series will have any right to institute any proceeding with respect to the Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default with respect to debt securities of that series, the Holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of that series shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as trustee, and the Trustee shall not have received from the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of that series a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a Holder of an Outstanding Debt Security of that series for enforcement of payment of the principal of, or any premium or interest on, such debt security on or after the respective due dates expressed in such debt security.

                                   COVENANTS

     The particular covenants, if any, relating to any series of debt securities will be described in the prospectus supplement relating to such series. Unless otherwise specified in the prospectus supplement, the "covenant defeasance" provisions described below will apply to any such covenants described in the prospectus supplement.

                  CONSOLIDATION, MERGER AND TRANSFER OF ASSETS

     Unless otherwise specified in an applicable prospectus supplement, under the Indenture, without consent of the Holders, we may consolidate or merge with or into any other corporation or entity, and we may sell, lease or convey all or substantially all of its assets to another corporation or entity, if:

     - (a) in the case of a merger, we are the surviving company in the merger, or (b) the entity surviving the merger, formed by such consolidation or which acquires such assets is an entity organized and existing under the laws of the United States of America or a state thereof or the District of Columbia and expressly assumes payment of the principal of (and any premium and interest on) the debt securities and the performance and observance of all of the covenants and conditions of the Indenture to be performed or observed by us;

     - immediately thereafter, no Event of Default or event which, with notice or lapse of time or both, would constitute an Event of Default shall have occurred and shall be continuing; and

     - certain other conditions are met.

     In the event of any transaction (other than a lease) described in and complying with the conditions listed in the immediately preceding paragraph in which we are not the surviving company, the successor entity would be substituted for us and we would be relieved of any obligations and covenants under the Indenture and the debt securities.

                     SATISFACTION, DISCHARGE AND DEFEASANCE

SATISFACTION AND DISCHARGE

     Unless otherwise specified in an applicable prospectus supplement, the Indenture, with respect to any series of debt securities, except for certain specified surviving obligations, including any rights of registration of transfer and exchange, and rights to receive the principal, premium, if any, and interest, if any, on the debt securities will be discharged and canceled upon the satisfaction of certain conditions, including the following:

     - all debt securities have been authenticated and delivered to the Trustee for cancellation; or

     - all debt securities of such series not delivered to the Trustee for cancellation have become due or payable, will become due and payable at their Maturity within one year or are to be called for redemption within one year, and an amount sufficient to pay the principal, premium, if any, and interest, if any, to the Stated Maturity or Redemption Date, as the case may be, of all debt securities of such series has been deposited with the Trustee.

DEFEASANCE AND COVENANT DEFEASANCE

     Unless specified in the prospectus supplement with respect to debt securities of any series, we:

     - will be discharged from any and all obligations in respect of the debt securities of such series, except for, among other things, certain obligations to register the transfer or exchange of debt securities of such series; replace stolen, lost or mutilated debt securities of such series; maintain certain offices or agencies in each Place of Payment; and hold moneys for payment in trust ("defeasance"); or

     - will not be subject to provisions of the applicable Indenture described above under "-- Consolidation, Merger and Transfer of Assets" and certain other restrictive covenants included in the applicable prospectus supplement with respect to the debt securities of such series ("covenant defeasance"), in each case if we irrevocably deposit with the Trustee, in trust, money or U.S. Government Obligations which through the payment of interest thereon and principal thereof in accordance with their terms will provide money in an amount sufficient, in the opinion of a nationally recognized firm of independent public accountants or investment bank which shall be delivered to the Trustee to pay all the principal (including any mandatory sinking fund payments) of, and premium, if any, and interest, if any, on, the debt securities of such series on the dates such payments are due in accordance with the terms of such debt securities.

     To exercise any such option, we are required, among other things, to deliver to the Trustee:

     - an opinion of counsel to the effect that the deposit and related defeasance or covenant defeasance, as the case may be, will not cause the Holders of the debt securities of such series to recognize income, gain or loss for federal income tax purposes; and

     - in the case of defeasance, a ruling received from or published by the United States Internal Revenue Service or a change in U.S. income tax law to the effect that the deposit and related defeasance will not cause the Holders of the debt securities of such series to recognize income, gain or loss for federal income tax purposes.

                            MODIFICATION AND WAIVER

     Unless otherwise specified in an applicable prospectus supplement, modifications and amendments of the Indenture may be made by us and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of each series affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby:

     - change the Stated Maturity of the principal of or any installment of principal of or interest on any debt security;

     - reduce the principal amount of, or any premium or interest on, or the rate of interest on, any debt security;

     - reduce the amount of principal of an Original Issue Discount Security or other debt security payable upon acceleration of the Maturity thereof;

     - change the place or currency of payment of principal of, or any premium or interest on, any debt security;

     - impair the right to institute suit for the enforcement of any payment on or after the Stated Maturity thereof (or, in the case of redemption on or after the Redemption Date; or, in the case of repayment at the option of the Holder, on or after the date fixed for repayment);

     - reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of whose Holders is required for modification or amendment of the Indenture;

     - reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of whose Holders is required for any waiver (of compliance with certain provisions of the Indenture or certain defaults thereunder and their consequences) provided for in the Indenture; or

     - modify any of the provisions relating to supplemental indentures, waiver of past defaults or waiver of certain covenants, except to increase any such percentage or to provide that certain other provisions of the Indenture cannot be modified or waived without the consent of the Holder of each outstanding debt security affected thereby.

     Unless otherwise specified in an applicable prospectus supplement, modifications and amendments of the Indenture may be made by us and the Trustee without the consent of any Holder of debt securities for any of the following purposes:

     - to evidence the succession of another Person to us and the assumption by any such successor of the covenants in the Indenture and in the debt securities as obligor under the Indenture;

     - to add covenants binding upon us for the benefit of the Holders of all or any series of debt securities or to surrender any right or power conferred upon us in the Indenture;

     - to add Events of Default;

     - to add or change any provisions of the Indenture to such extent as shall be necessary to permit or facilitate the issuance of debt securities in bearer form, registrable or not registrable as to principal, and with or without interest coupons, or to permit or facilitate the issuance of debt securities in uncertificated form; provided, that any such change shall not adversely affect the interests of the Holders of debt securities of such series or any other series of debt securities in any material respect;

     - to add to, change or eliminate any of the provisions of the Indenture in respect of one or more series of debt securities, provided that, any such addition, change or elimination (a) shall neither (1) apply to any debt security of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor
       (2) modify the rights of the Holder of any such debt security with respect to such provision or (b) shall become effective only when there is no such debt security outstanding;

     - to evidence and provide for the acceptance of appointment under the Indenture by a successor Trustee with respect to the debt securities of one or more series and to add to or change any of the provisions of the Indenture as shall be necessary to provide for or facilitate the administration of the trusts under the Indenture by more than one Trustee;

     - to secure the debt securities;

     - to supplement any of the provisions of the Indenture to such extent as shall be necessary to permit or facilitate the defeasance, covenant defeasance or satisfaction and discharge of any series of debt securities pursuant to the Indenture; provided, that any such action shall not adversely affect the interests of the Holders of debt securities of such series or any other series of debt securities in any material respect;

     - to cure any ambiguity, to correct or supplement any provision in the Indenture which may be inconsistent with any other provision in the Indenture or to make any other provisions with respect to matters or questions arising under the Indenture, provided that such action shall not adversely affect the interests of the Holders of debt securities of any series in any material respect;

     - to add a guarantor or guarantors for any or all series of debt securities;

     - to comply with the requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act; and

     - to establish the form or terms of any series of debt securities.

     The Holders of not less than a majority in principal amount of the Outstanding Debt Securities of any series may, on behalf of the Holders of all debt securities of that series, waive any past default under the Indenture with respect to that series, except a default in the payment of the principal of or any premium or interest on any debt security of that series or in respect of a provision which under the Indenture cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security of that series affected.

                         CONVERSION OR EXCHANGE RIGHTS

     The terms and conditions, if any, upon which the debt securities are convertible into or exchangeable for common stock or other securities will be set forth in the applicable prospectus supplement relating thereto. These terms will include the conversion price or exchange ratio (or manner of calculation thereof), the conversion or exchange period, provisions as to whether conversion or exchange will be at our option or at the option of the Holders, the events requiring an adjustment of the conversion price or exchange ratio and provisions affecting conversion or exchange in the event of the redemption of such debt securities.

                                 GOVERNING LAW

     The Indenture and the debt securities will be governed by, and construed in accordance with, the law of the State of New York, but without regard to principles of conflicts of law.

                             CONCERNING THE TRUSTEE

     Unless otherwise provided in a prospectus supplement applicable to Offered Debt Securities, Norwest Bank Arizona, N.A., with its principal offices at 100 West Washington, Phoenix, Arizona, 85003, will act as Trustee for the benefit of the Holders of the debt securities under the Indenture.

                           BOOK-ENTRY DEBT SECURITIES

     Debt securities of a series may be issued in whole or in part in global form that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. Global debt securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless otherwise provided in the applicable prospectus supplement, debt securities that are represented by a Global Security will be issued in denominations of $1,000 and any integral multiple thereof, and will be issued in registered form only, without coupons. Payments of principal of and any premium and interest on debt securities represented by a Global Security will be made by us to the applicable Trustee, and then by such Trustee to the depositary.

     We anticipate that any Global Securities will be deposited with, or on behalf of, The Depository Trust Company ("DTC"), New York, New York, that such Global Securities will be registered in the name of DTC's nominee, and that the following provisions will apply to the depositary arrangements with respect to any such Global Securities. Additional or differing terms of the depositary arrangement will be described in the applicable prospectus supplement.

     So long as DTC or its nominee is the registered owner of a Global Security, DTC or its nominee, as the case may be, will be considered the sole Holder of the Securities represented by such Global Security for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have debt securities represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of debt securities in certificated form and will not be considered the owners or Holders thereof under the Indenture. The laws of some states may require that certain purchasers of securities take physical delivery of such securities in certificated form; such laws may limit the transferability of beneficial interests in a Global Security.

     We will issue individual debt securities of such series in certificated form in exchange for the relevant Global Securities if:

     - DTC is at any time unwilling, unable or ineligible to continue as depositary for the debt securities of any series and a successor depositary is not appointed by us within 90 days following notice to us;

     - we determine, in our sole discretion, not to have the debt securities of any series represented by one or more Global Securities; or

     - an Event of Default under the Indenture has occurred and is continuing with respect to the debt securities of any series.

     In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery of individual debt securities in certificated form of like tenor and rank, equal in principal amount to such beneficial interest and to have such debt securities in certificated form registered in its name. Unless otherwise provided in the applicable prospectus supplement, debt securities so issued in certificated form will be issued in denominations of $1,000 (or any integral multiple thereof) and will be issued in registered form only, without coupons.

     The following is based on information furnished by DTC:

     - In the event that DTC acts as securities depositary for any debt securities, such debt securities will be issued as fully registered securities registered in the name of Cede & Co. (DTC's partnership nominee). One fully registered Debt Security certificate will be issued with respect to each $200 million of principal amount of the debt securities of a series, and an additional certificate will be issued with respect to any remaining principal amount of such series.

     - DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants" accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock

       Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, such as securities brokers and dealers, banks and trust companies, that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the Commission.

     - Purchases of debt securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the debt securities on DTC's records. The ownership interest of each actual purchaser of each Debt Security ("Beneficial Owner") is in turn recorded on the Direct and Indirect Participants' records. A Beneficial Owner does not receive written confirmation from DTC of its purchase, but such Beneficial Owner is expected to receive a written confirmation providing details of the transaction, as well as periodic statements of its holdings, from the Direct or Indirect Participant through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in debt securities are accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in debt securities, except in the limited circumstances described above.

     - To facilitate subsequent transfers, the debt securities are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of the debt securities with DTC and their registration in the name of Cede & Co. effects no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the debt securities; DTC's records reflect only the identity of the Direct Participants to whose accounts debt securities are credited, which may or may not be the Beneficial Owners. The Participants remain responsible for keeping account of their holdings on behalf of their customers.

     - Delivery of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

     - Redemption notices must be sent to Cede & Co. If less than all of the debt securities within an issue are being redeemed, DTC's practice is to determine by lot the amount of interest of each Direct Participant in such issue to be redeemed.

     - Neither DTC nor Cede & Co. consents or votes with respect to the debt securities. Under its usual procedures, DTC mails a proxy (an "Omnibus Proxy") to the issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the debt securities are credited on the record date (identified on a list attached to the Omnibus Proxy).

     - Payments of principal of and any premium and interest on the debt securities will be made to DTC. DTC's practice is to credit Direct Participants' accounts on the payment date in accordance with their respective holdings as shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC, any Paying Agent or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and any premium and interest to DTC will be our responsibility or the responsibility of the applicable paying agent, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

     - DTC may discontinue providing its services as securities depositary with respect to the debt securities at any time by giving reasonable notice to us or the applicable Paying Agent. Under such circumstances, in the event that a successor securities depositary is not appointed, debt securities in certificated form are required to be prepared and delivered as described above.

     - We may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In that event, debt security certificates will be printed and delivered.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources (including DTC) that we believe to be reliable. However, neither we nor any underwriter or agent take any responsibility for its accuracy.

     Neither we nor any underwriter or agent, the applicable Trustee or any applicable paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a Global Security, or for maintaining, supervising or reviewing any records relating to such beneficial interests.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     Under our Restated Certificate of Incorporation, we have the authority to issue a total number of 310,000,000 shares, consisting of 10,000,000 shares of preferred stock, and 300,000,000 shares of common stock. As of December 17, 1999, 105,462,946 shares of common stock were issued and 100,575,770 shares were issued and outstanding (3,939,671 shares of which were held by an employee equity trust). As part of the 10,000,000 shares of preferred stock authorized, we have authorized and reserved for issuance 1,500,000 shares of Junior Preferred Stock (as described below) in connection with preferred share purchase rights issued by us in connection with our spin-off from our former parent company.

COMMON STOCK

     The holders of common stock are entitled to one vote per share on all matters voted on by the stockholders, including the election of directors and, except as otherwise required by law or provided in any resolution adopted by our Board of Directors with respect to any series of preferred stock, the holders of such common stock possess all voting power. The Certificate of Incorporation does not provide for cumulative voting in the election of directors. Subject to any preferential rights of any outstanding series of preferred stock, the holders of common stock are entitled to such dividends as may be declared from time to time by the Board from funds available therefor, and upon liquidation are entitled to receive pro rata all of our assets available for distribution to such holders. The common stock does not have any preemptive rights.

     The common stock is traded on the NYSE under the symbol "DL."

RIGHTS

     In connection with our spin-off, our Board of Directors declared a dividend of one Right, paid on August 15, 1996, in respect of each share of common stock issued to the holder of record thereof as of the close of business on such date. To the extent any debt securities issued are convertible into shares of common stock, each such share of common stock issued in connection with a conversion will also be accompanied by a Right. Each Right entitles the registered holder thereof to purchase from us one one-hundredth of a share of our Series A Junior Preferred Stock at a price of $75.00 per one one-hundredth of a share (the "Purchase Price"), subject to adjustment. The terms of the Rights are set forth in the Rights Agreement (the "Rights Agreement") between us and Wells Fargo Bank of Arizona, N.A., as rights agent.

     The Rights will be evidenced by the certificates representing shares of common stock until the earlier to occur of:

     - ten days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of 20% or more of the then outstanding shares of the common stock, or

     - ten business days, or such later date as may be determined by action of the Board prior to such time as any person or group becomes an Acquiring Person, following the commencement of, or announcement of an intention to make, a tender offer or exchange offer the consummation of which would result in the beneficial ownership by a person or group of 20% or more of the outstanding shares of common stock (the earlier of such dates being called the "Rights Distribution Date").

     The Rights Agreement provides that until the Rights Distribution Date (or earlier redemption or expiration of the Rights), the Rights will be transferred with and only with the shares of common stock. As soon as practicable following the Rights Distribution Date, separate certificates evidencing the Rights will be mailed to holders of record of the shares of common stock as of the close of business on the Rights Distribution Date and the separate rights certificates alone will evidence the Rights.

     The Rights will not be exercisable until the Rights Distribution Date. The Rights will expire on August 15, 2006, unless extended or unless the Rights are earlier redeemed or exchanged by us, in each case, as described below.

     The purchase price payable, and the number of shares of Junior Preferred Stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution:

     - in the event of a stock dividend on, or a subdivision, combination or reclassification of, the shares of Junior Preferred Stock;

     - upon the grant to holders of the shares of Junior Preferred Stock of certain rights or warrants to subscribe for or purchase shares of Junior Preferred Stock at a price, or securities convertible into shares of Junior Preferred Stock with a conversion price, less than the then-current market price of the shares of Junior Preferred Stock; or

     - upon the distribution to holders of the shares of Junior Preferred Stock of evidences of indebtedness or assets (excluding regular periodic cash dividends paid out of earnings or retained earnings or dividends payable in shares of Junior Preferred Stock) or of subscription rights or warrants (other than those referred to above).

       The number of outstanding Rights and the number of one one-hundredths of a share of Junior Preferred Stock issuable upon exercise of each Right are also subject to adjustment in the event of a stock split of common stock or a stock dividend on common stock payable in common stock or subdivisions, consolidations or combinations of common stock occurring, in any such case, prior to the Rights Distribution Date.

     Shares of Junior Preferred Stock purchasable upon exercise of the Rights will not be redeemable. Each share of Junior Preferred Stock will be entitled to a minimum preferential quarterly dividend payment of $1.00 per share and will be entitled to an aggregate dividend equal to 100 times the dividend declared per share of common stock. In the event of liquidation, the holders of the Junior Preferred Stock will be entitled to a minimum preferential liquidation payment of $100 per share and will be entitled to an aggregate payment equal to 100 times the payment made per share of common stock. Each share of Junior Preferred Stock will have 100 votes, and be entitled to vote with common stock. Finally, in the event of any merger, consolidation or other transaction in which common stock is exchanged, each share of Junior Preferred Stock will be entitled to receive an amount equal to 100 times the amount received per share of common stock. These rights are protected by customary antidilution provisions.

     Because of the nature of the dividend, liquidation and voting rights of Junior Preferred Stock, the value of the one one-hundredth interest in a share of Junior Preferred Stock purchasable upon exercise of each Right should approximate the value of one share of common stock.

     In the event that any person or group of affiliated or associated persons becomes an Acquiring Person, proper provisions will be made so that each holder of a Right, other than Rights beneficially owned by the Acquiring Person, will thereafter have the right to receive upon exercise thereof at the then current exercise price that number of shares of common stock having a market value of two times the exercise price of the Right. In the event that, at any time on or after the date that any person has become an Acquiring Person, we are acquired in a merger or other business combination transaction or 50% or more of its consolidated assets or earning power are sold, proper provisions will be made so that each holder of a Right will thereafter have the right to receive, upon the exercise thereof at the then current exercise price of the Right, that number of shares of common stock of the acquiring company which at the time of such transaction will have a market value of two times the exercise price of the Right.

     At any time after any person or group of affiliated or associated persons becomes an Acquiring Person and prior to the acquisition by such person or group of 50% or more of the outstanding shares of common stock, the Board may exchange the Rights, other than Rights owned by such person or group which will have become void, in whole or in part, at an exchange ratio of one share of common stock, or one one-hundredth of a share of Junior Preferred Stock, per Right, subject to adjustment.

     With certain exceptions, no adjustment in the Purchase Price will be required until cumulative adjustments require an adjustment of at least 1% in such Purchase Price.

     At any time prior to the acquisition by a person or group of affiliated or associated persons of beneficial ownership of 20% or more of the outstanding shares of common stock, the Board may redeem the Rights in whole, but not in part, at a price of $.01 per Right (the "Redemption Price"). The redemption of the Rights may be made effective at such time, on such basis and with such conditions as our Board of Directors in its sole discretion may establish. Immediately upon any redemption of the Rights, the right to exercise the Rights will terminate and the only right of the holders of Rights will be to receive the Redemption Price.

     The terms of the Rights may be amended by the Board without the consent of the holders of the Rights, including an amendment to:

     - lower the threshold at which a person or group of affiliated or associated persons becomes an Acquiring Person; and

     - lower the percentage of common stock proposed to be acquired in a tender or exchange offer that would cause the Rights Distribution Date to occur, to not less than the greater of (a) the sum of .001% and the largest percentage of the outstanding shares of common stock then known to us to be beneficially owned by any person or group of affiliated or associated persons and (b) 10%, except that from and after such time as any person or group of affiliated or associated persons becomes an Acquiring Person no such amendment may adversely affect the interests of the holders of the Rights.

     Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder, including, without limitation, the right to vote or to receive dividends. In the event that the Rights become exercisable, we will register the shares of the Junior Preferred Stock for which the Rights may be exercised, in accordance with applicable law.

     The Rights have certain antitakeover effects. The Rights will cause substantial dilution to a person or group that attempts to acquire us and thereby effect a change in the composition of the Board on terms not approved by the Board, including by means of a tender offer at a premium to the market price, other than an offer conditioned on a substantial number of Rights being acquired. The Rights should not interfere with any merger or business combination approved by the Board since the Rights may be redeemed by us at the Redemption Price prior to the time that a person or group has become an Acquiring Person.

                              PLAN OF DISTRIBUTION

     We may sell Offered Debt Securities:

     - through agents;

     - through underwriters or dealers;

     - directly to one or more purchasers; or

     - through some combination of these methods.

BY AGENTS

     Offered Debt Securities may be sold through agents we designate. Except as otherwise set forth in a prospectus supplement, the agents will agree to use their reasonable best efforts to solicit purchases for the period of their appointment.

BY UNDERWRITERS

     If underwriters are used in the sale, the underwriters will acquire the Offered Debt Securities for their own account. The underwriters may resell the Offered Debt Securities in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The obligations of the underwriters to purchase the Offered Debt Securities will be subject to conditions. The underwriters will be obligated to purchase all of the Offered Debt Securities of the series offered if any of the Offered Debt Securities are purchased. Any public offering price and any discounts or concessions allowed or re-allowed or paid to dealers may be changed from time to time.

BY DEALERS

     If dealers are used in the sale, we will sell the Offered Debt Securities to the dealers, as principal. The dealers may then resell the Offered Debt Securities to the public at varying prices to be determined by them at the time of sale.

DIRECT SALES

     We may also sell the Offered Debt Securities directly to the public. In this case, no underwriters, dealers or agents would be involved.

GENERAL INFORMATION

     Underwriters, dealers and agents that participate in the distribution of the Offered Debt Securities may be deemed underwriters under the Securities Act of 1933, and any discounts or commissions they receive from us or commissions from purchasers of the Offered Debt Securities may be treated as underwriting discounts, concessions or commissions under the Securities Act of 1933. Any underwriter, dealer or agent will be identified and their compensation described in the applicable prospectus supplement.

     We may have agreements with the underwriters, dealers and agents to indemnify them against certain civil liabilities, including liabilities under the Securities Act, or to contribute to payments that the underwriters, dealers or agents may be required to make.

     Certain of the underwriters or agents and their affiliates may be customers of, engage in transactions with and perform investment banking, commercial banking and other financial services for us and our affiliates in the ordinary course of business.

     Each series of Offered Debt Securities will be a new issue with no established trading market. We do not intend to list any of the Offered Debt Securities on a national securities exchange or quotation system. It is possible that one or more underwriters or broker-dealers may make a market in the Offered Debt Securities, but they will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, we can give you no assurance as to the existence or liquidity of a trading market for any of the Offered Debt Securities.

     In connection with an offering of Offered Debt Securities, underwriters, dealers or agents may purchase and sell them in the open market. These transactions may include stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or slowing a decline in the market price of the Offered Debt Securities; and syndicate short positions involve the sale by the underwriters, dealers or agents, as the case may be, of a greater number of Offered Debt Securities than they are required to purchase from us in the offering. Underwriters also may impose a penalty bid, which means that the underwriting syndicate may reclaim selling concessions allowed to syndicate members or other broker dealers who sell Offered Debt Securities in the offering for their account if the syndicate repurchases the securities in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Offered Debt Securities, which may be higher than the price that might otherwise prevail in the open market. These activities, if commenced, may be discontinued at any time without notice. These transactions may be effected on any securities exchange on which the Offered Debt Securities may be listed, in the over-the-counter market or otherwise.

                      WHERE YOU CAN FIND MORE INFORMATION

OUR SEC FILINGS

     We file annual, quarterly and special reports and other information with the SEC. Our SEC filings are available to the public over the internet at the SEC's web site at http://www.sec.gov. You may also read and copy any documents we file at the SEC's public reference rooms in Washington, D.C., New York, New York, and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms.

OUR REGISTRATION STATEMENT RELATING TO THE PROSPECTUS

     We have filed a registration statement on Form S-3 with the SEC covering the debt securities described in this prospectus. For further information with respect to us and those securities, you should refer to our registration statement and its exhibits. You may inspect and copy the registration statement, including exhibits, at the SEC's Public Reference Rooms or Web site. We have summarized certain key provisions of contracts and other documents that we refer to in this prospectus. Because a summary may not contain all the information that is important to you, you should review the full text of each document. We have included copies of these documents as exhibits to our registration statement.

DOCUMENTS WE INCORPORATE BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference our Annual Report on form 10-K for the fiscal year ended December 31, 1998, our Quarterly Report on Form 10-Q for the quarter ended April 3, 1999, our Quarterly Report on Form 10-Q for the quarter ended July 3, 1999, our Quarterly Report on Form 10-Q for the quarter ended October 2, 1999, our Current Report on Form 8-K dated April 20, 1999, our Current Report on Form 8-K dated July 20, 1999, our Current Report on Form 8-K dated August 6, 1999, our Current Report on Form 8-K dated October 19, 1999, and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we or our underwriters sell all of the securities that we have registered.

     You may request a copy of our filings at no cost by writing or telephoning us at the following address:

     The Dial Corporation
     Attention: Investor Relations
     15501 North Dial Boulevard
     Scottsdale, Arizona 85260-1619
     Telephone: (480) 754-3425

     You should rely only on the information incorporated by reference or provided in this prospectus, any prospectus supplement, or any pricing supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus, any prospectus supplement, or any document incorporated by reference is accurate as of any date other than the date on the front of the specific document.

SOME HISTORICAL INFORMATION

     The following information is qualified in its entirety by the more detailed information and financial statements and notes thereto appearing elsewhere in or incorporated by reference into this prospectus. Prior to August 15, 1996, our business was operated as the consumer products business of Viad Corp (then known as The Dial Corp). On August 15, 1996, our former parent distributed to its stockholders all of our then outstanding common stock causing us to become a separate publicly-traded company. Unless otherwise indicated:

     - all references in this prospectus for periods prior to the spin-off refer to the consumer products business of our former parent and for periods following the spin-off refer to us and our consolidated subsidiaries;

     - all financial information included or incorporated by reference in this prospectus has been prepared as if we have always been a separate operating company;

     - the industry data included or incorporated by reference in this prospectus are derived from publicly available industry trade journals and reports, including, with respect to market rank and market share, reports published by Information Resources, Inc., and other publicly available sources which we have not independently verified but which we believe to be reliable;

     - references to years and periods are to fiscal years and periods and, with respect to comparative industry data, years are to calendar years; and

     - all market share data as of any particular date are as of the 52 weeks then ended and are based on sales in the U.S. market, which with respect to soap products is measured by ounces sold, with respect to detergent products is measured by standard cases sold and with respect to air fresheners and canned meats is measured by units sold.

                                 LEGAL MATTERS

     Our counsel, Snell & Wilmer L.L.P., Phoenix, Arizona, will issue a legal opinion concerning the validity of the Offered Debt Securities. Counsel named in the applicable prospectus supplement will advise the underwriters.

                                    EXPERTS

     The financial statements incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 1998 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Securities and Exchange Commission registration fee.........  $ 52,800
Printing expenses...........................................   300,000
Rating agency fees..........................................   250,000
Trustee's fees..............................................    15,000
Legal fees and expenses.....................................    90,000
Accounting expenses.........................................    90,000
Blue Sky fees and expenses..................................    15,000
Other.......................................................    12,200
                                                              --------
     Total..................................................  $825,000
                                                              ========

-------------------------

* Except for the Securities and Exchange Commission registration fee, all of the foregoing expenses have been estimated.

ITEM 15.  INDEMNIFICATION OF DIRECTOR AND OFFICERS

CERTIFICATE OF INCORPORATION AND BYLAWS

     The Certificate of Incorporation provides that each person who is or was or had agreed to become a director or officer of us, or each such person who is or was serving or who had agreed to serve at our request as a director or officer of another corporation, partnership, joint venture, trust or other enterprise (each "Another Enterprise") (including the heirs, executors, administrators or estate of such person), will be indemnified by us, in accordance with our Restated Bylaws (the "Bylaws"), to the fullest extent permitted from time to time by the Delaware General Corporation Law (the "DGCL"), as the same exists or may hereafter be amended but, if permitted by applicable law, in the case of any such amendment, only to the extent that such amendment permits us to provide broader indemnification rights than said law permitted us to provide prior to such amendment or any other applicable laws as presently or hereafter in effect. We may, by action of the Board, provide indemnification to employees and agents of us, and to persons serving as employees or agents of Another Enterprise, at our request, with the same scope and effect as the foregoing indemnification of directors and officers. We shall be required to indemnify any person seeking indemnification in connection with any action, suit, or proceeding, whether civil, criminal, administrative, or investigative (a "Proceeding"), initiated by such person only if such Proceeding was authorized by the Board or is a proceeding to enforce such person's claim to indemnification pursuant to the rights granted by the Certificate of Incorporation or otherwise by us. In addition, pursuant to the Certificate of Incorporation, we have entered into agreements with certain persons providing for indemnification greater or different than that provided in the Certificate of Incorporation. See
"-- Indemnification Agreements."

     The Bylaws provide that each person who was or is made a party or is threatened to be made a party to or is involved in any Proceeding, by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director or officer of us or is or was serving at the request of us as a director or officer of another corporation or of

Another Enterprise, including service with respect to employee benefit plans, whether the basis of such Proceeding is alleged action in an official capacity as a director or officer or in any other capacity while serving as a director or officer, will be indemnified and held harmless by us to the fullest extent authorized by the DGCL as the same exists or may in the future be amended but, if permitted by applicable law, in the case of any such amendment, only to the extent that such amendment permits us to provide broader indemnification rights than said law permitted us to provide prior to such amendment, against all expense, liability and loss including attorneys' fees, judgments, fines, Employee Retirement Income Security Act of 1974, excise taxes or penalties and amounts paid or to be paid in settlement reasonably incurred or suffered by such person in connection therewith and such indemnification will continue as to a person who has ceased to be a director or officer and will inure to the benefit of his or her heirs, executors and administrators; provided, however, except as described in the second following paragraph with respect to Proceedings to enforce rights to indemnification, we will indemnify any such person seeking indemnification in connection with a Proceeding initiated by such person only if such Proceeding was authorized by the Board.

     The Bylaws provide, to obtain indemnification, a claimant is to submit to us a written request for indemnification. Upon such written request by a claimant, a determination, if required by applicable law, with respect to the claimant's entitlement to indemnification will be made, (i) if requested by the claimant, by independent legal counsel, or (ii) if the claimant does not so request, by the Board (a) by a majority vote of the disinterested directors even though less than a quorum, (b) if there are no disinterested directors or the disinterested directors so direct, by independent legal counsel in a written opinion to the Board, or (c) if the disinterested directors so direct, by our stockholders. In the event the determination of entitlement to indemnification is to be made by independent legal counsel at the request of the claimant, the independent legal counsel will be selected by the Board unless there shall have occurred within two years prior to the date of the commencement of the action, suit or proceeding for which indemnification is claimed a "Change in Control" (as defined in our 1996 Stock Incentive Plan), in which case the independent counsel shall be selected by the claimant unless the claimant requests that such selection be made by the Board.

     The Bylaws provide, if a claim for indemnification is not paid in full by us within 30 days after a written claim for indemnification has been received by us, the claimant may at any time thereafter bring suit against us to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant will be entitled to be paid also the expense of prosecuting such claim. The Bylaws provide that it will be a defense to any such action other than an action brought to enforce a claim for expenses incurred in defending any Proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to us that the claimant has not met the standard of conduct which make it permissible under the DGCL for us to indemnify the claimant for the amount claimed, but the burden of proving such defense will be on us. Neither the failure of us, including, without limitation, the disinterested directors, independent legal counsel or stockholders, to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standards in the DGCL, nor an actual determination by us, including the disinterested directors, independent legal counsel or stockholders, that the claimant has not met such applicable standard of conduct, will be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct in the DGCL. However, we will be bound by a determination pursuant to the procedures set forth in the Bylaws that the claimant is entitled to indemnification in any judicial proceeding commenced pursuant to the Bylaws.

     The Bylaws provide that the right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in the Bylaws will not be exclusive of any other right which any person may have or may in the future acquire under any statute, provision of the Certificate of Incorporation, the Bylaws, agreement, vote of stockholders or disinterested directors or otherwise. The Bylaws permit us to maintain insurance, at our expense, to protect us and any of our directors, officers, employees or agents or Another Enterprise against any expense, liability or loss, whether or not we would have the power to indemnify such person against such expense, liability or loss under the DGCL. We have obtained directors' and officers' liability insurance providing coverage to its directors and officers. In addition, the Bylaws authorize us, to the extent authorized from time to time by the Board, to grant rights to indemnification and rights to be paid by us for the expenses incurred in defending any Proceeding in advance of its final disposition, to any of our employees or agents to the fullest extent of the provisions of the Bylaws with respect to the indemnification and advancement of expenses of our directors and officers.

     The Bylaws provide that the right to indemnification conferred therein is a contract right and includes the right to be paid by us for the expenses incurred in defending any Proceeding in advance of its final disposition, except that if the DGCL requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan, in advance of the final disposition of a Proceeding, will be made only upon delivery to us of an undertaking by or on behalf of such director or officer, to repay all amounts so advanced if it is ultimately determined that such director or officer is not entitled to be indemnified under the Bylaws or otherwise.

FIDUCIARY DUTIES

     The Certificate of Incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, which concerns unlawful payments of dividends, stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit.

     While the Certificate of Incorporation provides directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate such duty. Accordingly, the Certificate of Incorporation will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care.

INDEMNIFICATION AGREEMENTS

     We are party to indemnification agreements with each of our directors and officers (each, an "Indemnification Agreement," and, collectively, the "Indemnification Agreements"). The Indemnification Agreements, among other things, require us to indemnify the directors and such officers to the fullest extent permitted by law, and to advance to the directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. We must also indemnify and advance all expenses incurred by directors seeking to enforce their rights under the Indemnification Agreements, and cover directors and officers under our directors' and officers' liability insurance. Although the Indemnification Agreements will offer substantially the same scope of coverage afforded by provisions in the Certificate of Incorporation and the Bylaws, they provide greater assurance to directors and officers that indemnification will be available, because, as contracts, they cannot be modified unilaterally in the future by the Board or by the stockholders to eliminate the rights provided, an action that is possible with respect to the relevant provisions of the Bylaws, at least as to prospective elimination of such rights.

     There has not been in the past and there is not presently pending any litigation or proceeding involving a director, officer, employee or agent of us which indemnification would be required or permitted by the Indemnification Agreements. In addition, the Board is not aware of any threatened litigation or proceeding which may result in a claim for indemnification under any Indemnification Agreement.

     The DGCL provides that a contract between a corporation and a director thereof is not void or voidable solely because the interested director is present at the meeting authorizing the contract if the material facts relating to the contract are known to the board of directors and the board of directors in good faith authorizes the contract by the affirmative vote of a majority of the disinterested directors, or the material facts relating to the contract are known to the stockholders and the stockholders in good faith authorize the contract, or the contract is fair to the corporation at the time it is authorized or approved.

STATE LAW PROVISIONS

     We incorporated under the laws of the State of Delaware. Section 145(a) of the DGCL provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of Another Enterprise. The indemnity may include expenses, including attorney's fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Section 145(b) of the DGCL provides that a Delaware corporation may indemnify any person who was, is or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation by reason of the fact that such person acted in any of the capacities set forth above, against expenses, including attorney's fees, actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification is permitted in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that, despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

     Section 145 of the DGCL further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections 145(a) and 145(b) or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses actually and reasonably incurred in connection therewith; that indemnification provided for by Section 145 of the DGCL shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under such Section 145 of the DGCL.

UNDERWRITING AGREEMENTS

     The form of Underwriting Agreement incorporated as Exhibit 1.1 hereto provides for the indemnification of us, our controlling persons, our directors and officers by the underwriters of any offering pursuant to the registration statement against liabilities, including liabilities under the Securities Act.

ITEM 16.  EXHIBITS

     Set forth below is a list of the exhibits included as part of this Registration Statement.

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
  1.1     Form of Underwriting Agreement (incorporated by reference to
          Exhibit 1.1 to the Company's Registration Statement on Form
          S-3, dated March 5, 1998 (File No. 333-47355)).
  3.1     Restated Certificate of Incorporation of the Company
          (incorporated by reference to Exhibit 3(a) to the Company's
          Form 10, dated July 30, 1996 (File No. 001-11733)).
  3.2     Restated Bylaws of the Company (incorporated by reference to
          Exhibit 3(b) to the Company's Annual Report on Form 10-K for
          the year ended December 31, 1998).
  4.1     Form of Indenture relating to the debt securities
          (incorporated by reference to Exhibit 4.1 to the Company's
          Registration Statement on Form S-3, dated March 5, 1998
          (File No. 333-47355)).
  4.2     Rights Agreement (incorporated by reference to Exhibit 4 to the Company's Form 10, dated July 30, 1996 (File No.
          001-11733)).
  5.1     Opinion of Snell & Wilmer L.L.P., as to the validity of the securities being registered.
 12.1     Computation of Ratio of Earnings to Fixed Charges.
 23.1     Consent of Snell & Wilmer L.L.P. (included in Exhibit 5.1).
 23.2     Consent of Deloitte & Touche LLP.
 24.1     Powers of Attorney (included on signature pages).
 25.1     Form T-1 Statement of Eligibility and Qualification under
          the Trust Indenture Act of Norwest Bank Arizona, N.A.
          (incorporated by reference to Exhibit 25.1 to the Company's
          Registration Statement on Form S-3, dated March 5, 1998
          (File No. 333-47355)).

ITEM 17.  UNDERTAKINGS

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that the undertakings set forth in paragraphs (1)(i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the Securities offered therein, and the offering of such Securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, The Dial Corporation has certified that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale and the State of Arizona, on December 22, 1999.

                                          THE DIAL CORPORATION

                                          By: /s/     MALCOLM JOZOFF
                                             -----------------------------------
                                                       Malcolm Jozoff
                                              Chairman of the Board, President
                                                             and
                                                   Chief Executive Officer

     KNOW ALL PERSONS BY THESE PRESENTS, that the persons whose signatures appear below, constitute and appoint Malcolm Jozoff and Susan J. Riley, and each of them, as their true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for them and in their names, places, and steads, in any and all capacities, to sign the Registration Statement on Form S-3 to be filed in connection with the offering of debt securities of The Dial Corporation and any and all amendments (including post-effective amendments) to the Registration Statement, and any subsequent registration statement filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as they might or could do in person, thereby ratifying and confirming all that said attorney-in-fact and agent, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities on December 22, 1999.

                     SIGNATURE                                         TITLE
                     ---------                                         -----
                /s/ MALCOLM JOZOFF                     Chairman of the Board, President and
---------------------------------------------------    Chief Executive Officer (Principal
                  Malcolm Jozoff                       Executive Officer)

                /s/ SUSAN J. RILEY                     Executive Vice President and Chief
---------------------------------------------------    Financial Officer (Principal
                  Susan J. Riley                       Financial Officer and Principal
                                                       Accounting Officer)

                /s/ JOY A. AMUNDSON                    Director
---------------------------------------------------
                  Joy A. Amundson

                /s/ HERBERT M. BAUM                    Director
---------------------------------------------------
                  Herbert M. Baum

                     SIGNATURE                                         TITLE
                     ---------                                         -----
                  /s/ JOE T. FORD                      Director
---------------------------------------------------
                    Joe T. Ford

               /s/ THOMAS L. GOSSAGE                   Director
---------------------------------------------------
                 Thomas L. Gossage

                /s/ DONALD E. GUINN                    Director
---------------------------------------------------
                  Donald E. Guinn

              /s/ MICHAEL T. RIORDAN                   Director
---------------------------------------------------
                Michael T. Riordan

               /s/ BARBARA S. THOMAS                   Director
---------------------------------------------------
                 Barbara S. Thomas

              /s/ SALVADOR M. VILLAR                   Director
---------------------------------------------------
                Salvador M. Villar

                                 EXHIBIT INDEX

EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
  1.1     Form of Underwriting Agreement (incorporated by reference to
          Exhibit 1.1 to the Company's Registration Statement on Form
          S-3, dated March 5, 1998 (File No. 333-47355)).
  3.1     Restated Certificate of Incorporation of the Company
          (incorporated by reference to Exhibit 3(a) to the Company's
          Form 10, dated July 30, 1996 (File No. 001-11733)).
  3.2     Restated Bylaws of the Company (incorporated by reference to
          Exhibit 3(b) to the Company's Annual Report on Form 10-K for
          the year ended December 31, 1998).
  4.1     Form of Indenture relating to the debt securities
          (incorporated by reference to Exhibit 4.1 to the Company's
          Registration Statement on Form S-3, dated March 5, 1998
          (File No. 333-47355)).
  4.2     Rights Agreement (incorporated by reference to Exhibit 4 to the Company's Form 10, dated July 30, 1996 (File No.
          001-11733)).
  5.1     Opinion of Snell & Wilmer L.L.P., as to the validity of the securities being registered.
 12.1     Computation of Ratio of Earnings to Fixed Charges.
 23.1     Consent of Snell & Wilmer L.L.P. (included in Exhibit 5.1).
 23.2     Consent of Deloitte & Touche LLP.
 24.1     Powers of Attorney (included on signature pages).
 25.1     Form T-1 Statement of Eligibility and Qualification under
          the Trust Indenture Act of Norwest Bank Arizona, N.A.
          (incorporated by reference to Exhibit 25.1 to the Company's
          Registration Statement on Form S-3, dated March 5, 1998
          (File No. 333-47355)).